Exhibit 99.1

IAC and Liberty Media Announce Equity Exchange

Barry Diller to Exchange and Hold All Class B Voting Stock

Greg Blatt Named CEO of IAC

NEW YORK, NY and ENGLEWOOD, CO – December 2, 2010 – IAC [NASDAQ: IACI] and Liberty Media Corporation (“Liberty”)  [NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB] announced today that Liberty has exchanged its entire equity stake in IAC for a combination of operating assets and cash in a transaction intended to be tax-free to Liberty and IAC.  Pursuant to the transaction, completed on December 1, Liberty exchanged approximately 12.8 million shares of IAC stock (consisting of approximately 8.5 million shares of Class B stock and 4.3 million shares of common stock, and representing approximately 60% of the total votes of all classes of IAC stock) for all of the capital stock of a wholly-owned subsidiary of IAC that holds the Evite and Gifts.com businesses, and approximately $220 million in cash. These assets will be attributed to the Liberty Interactive tracking stock group.

Immediately before Liberty’s exchange of shares with IAC, IAC Chairman and CEO Barry Diller exchanged approximately 4.3 million shares of IAC common stock held by him for an equal number of shares of Class B common stock held by Liberty.  This exchange took place pursuant to the terms of a pre-existing stockholders agreement between Mr. Diller and Liberty.

After giving effect to the transaction, Mr. Diller owns shares representing approximately 34% of the total votes of all classes of IAC stock, the largest individual voting stake in the company.

In connection with the transaction announced today, Mr. Diller was granted the right to exchange up to 1.5 million additional shares of IAC common stock he may acquire within the next 9 months for an equal number of shares of Class B stock held in the treasury of IAC.  If Mr. Diller acquires those shares, his shares will represent approximately 41% of the total votes of all classes of IAC stock.

Liberty and Barry Diller/IAC (and its predecessor entities) have been engaged since 1993 when Mr. Diller joined Silver King Communications, Inc., which had revenues that year of $46 million. Since then, the entities involved have grown to revenues of over $10 billion and a combined market capitalization of $13.8 billion. IAC itself has grown over 20% this year and has outperformed the S&P by 31% this year.

“These last 17 years of my association with John Malone and Liberty Media have been a great, and occasionally, wild ride. We began this grand tour of interactivity a few years before the internet became widely used, and we were able to create, acquire and build up substantial businesses over that time,” said Mr. Diller.  “While I’ll continue my association with Dr. Malone in Expedia, and as significant shareholders of the multiple spun-off companies, Liberty’s exit from IAC is a turning point, and I want to state my thanks and gratitude to Dr. Malone for his support and encouragement throughout (with one brief period of mutual discontent which we both believe was an aberration). This has been a most productive partnership and I’m glad it will continue in other venues.”

 “We are pleased to welcome Evite and Gifts.com to Liberty Interactive’s eCommerce companies,” said Dr. John Malone, Liberty Media Chairman.  “These companies are established leaders and build on our strength in specialty commerce.  Our 17-year relationship with Barry has been very beneficial in creating value for our shareholders, and this transaction represents an efficient exit for Liberty from our IAC stake.  We will continue to work together through Expedia and various other public vehicles created from our association.”

Also today, IAC announced that Greg Blatt, formerly Match.com’s CEO, has become the CEO of IAC and joined IAC’s Board of Directors.  Barry Diller has assumed the role of Chairman and Senior Executive.

“It’s been clear to me for some time that this Company needs a full time aggressive and aspirational executive in the CEO role.  While I’m  not going anywhere, IAC, with its operating businesses growing, large cash resources and virtually no debt, needs the kind of leadership that Greg Blatt can bring it in order to continue to grow and thrive many years into the future,” said Mr. Diller.  “Greg Blatt joined IAC in 2003 as General Counsel and in February 2009 we named him CEO of Match.com. Since that time, he has overseen a period of record setting performance in the business, driving revenue, profit, and subscriber growth to strong double digit levels.  The IAC Board looks forward to him bringing a similar stewardship to IAC.”

“As noted above, I have the right, and the intention to purchase additional shares over the next 9 months that will increase my voting share to over 40%.  I want this to be a long term holding for me and my family and I want this well capitalized and growing Company to be of enduring ambition and naming a new CEO is critical to that goal.”

“The one constant throughout IAC’s history has been change,” said Mr. Blatt.  “While I expect that to continue, we intend for the same emphasis on consistent operating performance and disciplined deployment of capital that have defined our recent quarters to guide our decision-making and management as we grow IAC into the future.  Our businesses are on solid footing, and our healthy balance sheet and strong operating cash flows put us in a great position to drive solid shareholder returns for the foreseeable future.  I couldn’t be more excited about the new position and the opportunities in front of IAC.”

Each of the principal businesses that make up IAC’s Match segment  - including Match.com, Chemistry.com, and People Media – have established leadership and general management in place that have worked directly alongside Mr. Blatt in his capacity of CEO of the Match portfolio. The businesses will continue to be run by their current leaders and will continue to report directly to Mr. Blatt in his IAC role.

About Greg Blatt

Mr. Blatt, 42, served as CEO of Match.com since early 2009, where he oversaw IAC’s entire Match segment during a period of record setting growth in the business.  Prior to that, he spent more than five years as IAC senior management where he was Executive Vice President, General Counsel and a member of the Office of the Chairman, with direct responsibility for the legal, human resources and corporate communications functions. Before joining IAC, he served as Executive Vice President, Business Affairs and General Counsel, of Martha Stewart Living Omnimedia, where he was responsible for all legal and transactional activity. Mr. Blatt has also been an associate at Grubman Indursky & Schindler and Wachtell, Lipton, Rosen & Katz, two New York law firms. He has a BA from Colgate University and a JD from Columbia Law School. He serves on the Boards of HSN, Inc., Interval Leisure Group, Inc., and Meetic.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq:  LINTA, LINTB), which includes Liberty Media's interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, and Expedia, (2) the Liberty Starz group (Nasdaq:  LSTZA, LSTZB), which includes Liberty Media's interest in Starz Entertainment and Starz Media, LLC, and (3) the Liberty Capital group (Nasdaq:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Live Nation.

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Contact Information:

IAC Communications Stacy Simpson/ Leslie Cafferty (212) 314-7470 / 7326	IAC Investor Relations Nick Stoumpas/Lisa Jaffa (212) 314-7400
Liberty Media Corporation Courtnee Ulrich 720-875-5420